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                                                     Exhibit 23.1
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INDEPENDENT AUDITORS' CONSENT
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The Board of Directors
CMI Corporation:


We consent to incorporation by reference in the registration statement on Form S-8 (No. 33-66274) of CMI Corporation of our report dated February 12, 1996, relating to the consolidated balance sheets of CMI Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in common stock and other capital, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995, annual report on Form 10-K of CMI Corporation.



                                            KPMG Peat Marwick LLP

Oklahoma City, Oklahoma
March 4, 1996